Exhibit 99.1
Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2007 RESULTS
Irvine, California – January 30, 2008 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its fourth quarter and full year ended December 29, 2007, and provided guidance regarding its expected financial performance in the first quarter and full year of 2008.
     Sales in the fourth quarter of 2007 totaled $118.0 million, a decrease of 5.5% compared with the $124.9 million recorded in the prior year period, and an increase of 8.3% over the third quarter of 2007. Sales in the full year of 2007 totaled $445.2 million, a decrease of 2.1% compared with the $454.7 million recorded in the full year of 2006.
     New orders received in the fourth quarter of 2007 were at an all-time record level of $130.2 million, reflecting an increase of 5.5% over the prior-year period and an 11.3% increase over the third quarter of 2007. New orders received in the full year of 2007 totaled $469.4 million, approximately equal to the $469.3 million recorded in the full year of 2006.
     Newport reported income from continuing operations in the fourth quarter of 2007 of $25.4 million, or $0.68 per diluted share, compared with $12.4 million, or $0.29 per diluted share, in the fourth quarter of 2006. Income from continuing operations for the full year of 2007 was $44.2 million, or $1.13 per diluted share, an increase of 24.2% compared with the $38.5 million, or $0.91 per diluted share, recorded in the full year of 2006. As disclosed by the company in a press release on January 8, 2008, income from continuing operations in the fourth quarter of 2007 included a credit to the company’s tax provision of $19.8 million, or $0.53 per diluted share, resulting from a partial reversal of the valuation allowance recorded against its deferred tax assets, and a charge of $2.0 million, or $0.05 per diluted share (before tax adjustment), resulting primarily from an inventory adjustment in its Lasers Division.
     The company’s sales and orders by end market for the fourth quarter and full year of 2007 and 2006 were as follows:

	Three Months Ended		Year Ended
(In thousands, except percentages)	12/29/07	12/30/06	12/29/07	12/30/06
Sales by End Market

Continuing operations:
Scientific research, aerospace and defense/security	$43,893	$44,526	$160,018	$155,640
Microelectronics	29,750	38,195	123,841	147,253
Life and health sciences	21,773	20,552	81,807	75,196
Industrial and other	22,612	21,621	79,531	76,635

Total — continuing operations	$118,028	$124,894	$445,197	$454,724

As a percentage of net sales:
Scientific research, aerospace and defense/security	37.2	35.6	35.9	34.2
Microelectronics	25.2	30.6	27.8	32.4
Life and health sciences	18.4	16.5	18.4	16.5
Industrial and other	19.2	17.3	17.9	16.9

Total — continuing operations	100.0	100.0	100.0	100.0

Orders by End Market

Continuing operations:
Scientific research, aerospace and defense/security	$43,201	$47,746	$159,200	$161,862
Microelectronics	40,436	31,552	143,858	149,526
Life and health sciences	24,813	22,013	87,157	76,119
Industrial and other	21,758	22,131	79,222	81,835

Total — continuing operations	$130,208	$123,442	$469,437	$469,342

As a percentage of total orders:
Scientific research, aerospace and defense/security	33.1	38.7	33.9	34.5
Microelectronics	31.1	25.6	30.6	31.9
Life and health sciences	19.1	17.8	18.6	16.2
Industrial and other	16.7	17.9	16.9	17.4

Total — continuing operations	100.0	100.0	100.0	100.0

     The company noted that full year 2007 revenue increased compared with the prior year in each of its strategic end markets with the exception of microelectronics. Sales to customers in this market, which is comprised primarily of semiconductor equipment manufacturers, declined $23.4 million, or approximately 15.9%, compared with 2006 due primarily to the cyclical downturn in capital spending by semiconductor manufacturers.
     Orders from life and health sciences customers increased 14.5% for the full year of 2007 compared with the prior year period. The company highlighted that both revenue and new orders received from life and health sciences customers in the fourth quarter of 2007 were the highest quarterly levels in the history of the company.

     The company’s gross profit for the fourth quarter of 2007 was $46.3 million, or 39.2% of net sales, compared with $53.7 million, or 43.0% of net sales, in the fourth quarter of 2006. The company’s gross profit for the full year of 2007 was $185.6 million, or 41.7% of net sales, compared with $198.0 million, or 43.5% of net sales, in the full year of 2006. The decrease in gross margin in 2007 compared with 2006 was due primarily to operating inefficiencies in its Lasers Division, the aforementioned inventory adjustment, and lower total sales volume. In addition, the 2006 gross margin benefited from approximately $1.8 million of gross profit recorded in the third quarter of 2006 from the licensing of certain intellectual property.
     Selling, general and administrative (SG&A) expenses for the fourth quarter of 2007 were $28.6 million, or 24.3% of net sales, compared with $30.0 million, or 24.0% of net sales, in the comparable quarter of 2006. SG&A expenses for the full year of 2007 were $116.2 million, or 26.1% of net sales, compared with $114.5 million, or 25.2% of net sales, in the full year of 2006.
     Research and development (R&D) expense for the fourth quarter of 2007 was $11.4 million, or 9.6% of net sales, compared with $11.1 million, or 8.9% of net sales, in the fourth quarter of 2006. R&D expense for the full year of 2007 was $42.6 million, or 9.6% of net sales, compared with $42.0 million, or 9.2% of net sales, in the full year of 2006. The company highlighted that it continues to target R&D expenditures to be in the range of 9.0% to 10.0% of net sales.
     The company’s cash, cash equivalents and marketable securities totaled $143.9 million at the end of the fourth quarter of 2007, an increase of approximately $4.2 million compared with the end of the third quarter of 2007. The company noted that it used $5.0 million to repurchase 0.4 million shares of its outstanding stock in the fourth quarter of 2007. During 2007, the company repurchased a total of 5.3 million shares of its stock for $85.1 million on the open market. Based on the number of shares repurchased, the company has 1.1 million shares remaining for repurchase under the program authorized by its Board of Directors in 2006.
FIRST QUARTER AND FULL YEAR 2008 BUSINESS OUTLOOK
     The following statements reflect current expectations of the company’s management based on available information and refer to expected results from continuing operations. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”
     Sales for the first quarter of 2008 are expected to be in the range of $108.0 million to $114.0 million. While lower than the fourth quarter of 2007 due primarily to the historically seasonal pattern in the scientific research market, sales at this level would represent an increase on a year-over-year basis.
     The company expects new orders in the first quarter of 2008 to be slightly higher than revenue, resulting in a book-to-bill ratio slightly in excess of 1.0.
     Gross margin for the first quarter of 2008 is expected to be slightly higher than the 39.2% recorded in the fourth quarter of 2007.
     SG&A expenses for the first quarter of 2008 are expected to be in the range of $28.0 million to $30.0 million.
     R&D expenses for the first quarter of 2008 are expected to be in the range of $11.0 million to $12.0 million.
     The company expects its income tax rate in the first quarter of 2008 to be in the range of 15.0% to 17.0%. This amount will vary depending on the proportion of earnings generated in foreign jurisdictions, adjustments related to uncertain tax positions and future determinations made with respect to the realization of deferred tax assets.
     The company expects its number of diluted common shares outstanding for the first quarter of 2008 to be in the range of 37.5 million to 38.0 million, depending on the number of stock options exercised and any share repurchases made by the company during the quarter.
     Based on the factors noted above, the company expects earnings per diluted share in the first quarter of 2008 to be in the range of $0.06 to $0.10.
     As previously announced, the company expects full year 2008 sales in the range of $465 million to $480 million, and expects full year 2008 earnings per diluted share to be in the range of $0.65 to $0.80, excluding unusual charges and assuming a tax rate of 15%.
ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics manufacturing, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets.  Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications.  Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell Microcap Index.
INVESTOR CONFERENCE CALL
     Robert J. Phillippy, president and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, January 30, 2008, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s fourth quarter and full year 2007 results and its future business outlook. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (866) 290-0920 within the U.S. and Canada or (913) 312-0389 from abroad. The webcast will be archived on both web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on Wednesday, January 30, 2008, and continue through 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on Wednesday, February 6, 2008. The replay confirmation code is 4874817.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation the statements under the heading “First Quarter and Full Year 2008 Business Outlook” regarding Newport’s expected sales, new orders, book-to-bill ratio, gross margin, operating expenses, income tax rate, number of diluted common shares, and earnings per diluted share for the first quarter of 2008, its expected sales and earnings per diluted share for the full year 2008, and the statement regarding the company’s targeted R&D expenses that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 30, 2006, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets; ability to successfully integrate businesses acquired; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Newport Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
(In thousands, except per share amounts)	2007	2006	2007	2006

Net sales	$118,028	$124,894	$445,197	$454,724
Cost of sales	71,751	71,205	259,636	256,756

Gross profit	46,277	53,689	185,561	197,968

Selling, general and administrative expense	28,630	29,985	116,165	114,533
Research and development expense	11,354	11,131	42,570	41,981

Operating income	6,293	12,573	26,826	41,454

Interest and income (expense), net	(212)	(196)	137	(759)

Income from continuing operations, before income taxes	6,081	12,377	26,963	40,695
Income tax provision (benefit)	(19,355)	(58)	(17,229)	2,193

Income from continuing operations	25,436	12,435	44,192	38,502

Loss from discontinued operations, net of income taxes	—	(222)	—	(1,075)

Net income	$25,436	$12,213	$44,192	$37,427

Basic income (loss) per share:
Income from continuing operations	$0.69	$0.30	$1.15	$0.95
Loss from discontinued operations	—	—	—	(0.03)

Net income	$0.69	$0.30	$1.15	$0.92

Diluted income (loss) per share:
Income from continuing operations	$0.68	$0.29	$1.13	$0.91
Loss from discontinued operations	—	—	—	(0.02)

Net income	$0.68	$0.29	$1.13	$0.89

Shares used in computation of income (loss) per share:
Basic	36,935	41,185	38,479	40,698
Diluted	37,240	42,782	39,058	42,167

Other operating data:
New orders received during the period	$130,208	$123,442	$469,437	$469,342
Backlog at end of period scheduled to ship within 12 months			$126,439	$115,994

Newport Corporation
Consolidated Balance Sheets
(Unaudited)

	December 29,	December 30,
(In thousands)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$88,737	$35,930
Marketable securities	55,127	49,483
Accounts receivable, net	87,606	94,325
Notes receivable, net	3,821	4,868
Inventories	113,969	94,899
Deferred income taxes	6,029	2,031
Prepaid expenses and other current assets	13,259	11,639

Total current assets	368,548	293,175

Property and equipment, net	59,717	57,400
Goodwill	174,197	175,281
Deferred income taxes	18,275	781
Intangible assets, net	46,171	50,234
Investments and other assets	21,664	16,144

	$668,572	$593,015

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$12,402	$9,481
Accounts payable	30,853	31,376
Accrued payroll and related expenses	23,096	27,443
Accrued expenses and other current liabilities	24,151	22,765
Other liabilities	447	1,302

Total current liabilities	90,949	92,367

Long-term debt	175,000	50,688
Obligations under capital leases, less current portion	1,381	1,346
Accrued pension liabilities	10,740	11,430
Accrued restructuring costs and other liabilities	5,543	2,231

Stockholders’ equity	404,959	434,953

	$668,572	$593,015